EXHIBIT 8

          Schedule 13D of Robert T. Giaimo, as filed on April 5, 1996


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Item 1.           Security and Interest.

         This Statement relates to the common stock, par value $0.00074 per share ("Common Shares"), of Silver Diner Development, Inc., a Delaware corporation (formerly known as Food Trends Acquisition Corporation) (the "Issuer"). The principal executive offices of the Issuer are located at 11806 Rockville Pike, Rockville, Maryland 20852.

Item 2.           Identity and Background.

         (a) and (b) This Statement is filed by Robert T. Giaimo, a natural person whose business address is 11806 Rockville Pike, Rockville, Maryland 20852.

         (c) Mr. Giaimo is Chairman of the Board, a director and President of the Issuer.

         (d) and (e) Mr. Giaimo has not been the subject of any criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years, nor has Mr. Giaimo been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction within the past five years as a result of which he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Mr. Giaimo is a citizen of the United States.

Item 3.           Source and Amount of Funds or Other Consideration.

         Pursuant to an Agreement and Plan of Reorganization, dated August 29, 1995, as amended on January 25, 1996 (the "Merger Agreement"), on March 27, 1996 (the "Closing Date"), FTAC Transition Corporation, a wholly owned subsidiary of Food Trends Acquisition Corporation ("FTAC"), was merged with and into Silver Diner Development, Inc., a Virginia corporation ("SDDI") (the "Merger"). Pursuant to the Merger, all outstanding shares of SDDI's common stock, par value $.10 ("SDDI Common Shares"), were converted into shares of the Issuer at a conversion ratio of one SDDI Common Share for 33.339 Common Shares. The Merger Agreement, designated as Exhibit 1 to this Statement, is incorporated herein by this reference.

         On March 26, 1996 (the day prior to the Closing Date), Mr. Giaimo beneficially owned 79,477.07 SDDI Common Shares, which includes: (i) 57,864.80 SDDI Common Shares (1,929,155 Common Shares following the Merger) owned beneficially and of record by Mr. Giaimo and acquired in 1987, including 600 SDDI Common Shares subject to option, (ii) options to purchase 1,098 SDDI Common Shares exercisable at $135 per share at any time through August 20, 2005, and
(iii) 20,514.27 SDDI Common Shares owned beneficially by Mr. Giaimo pursuant to a voting agreement pursuant to the terms of certain stockholders agreements entered into in 1990 and 1992 (the "1990 and 1992 Stockholder Agreements"). Because of limitations in the Merger Agreement with respect to the number of SDDI options which could be outstanding on the Closing Date, the 1,098 options held by Mr. Giaimo were cancelled and/or transferred to other SDDI employees. Mr. Giaimo also held an SDDI Senior Subordinated Convertible Promissory


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Note ("Note") in the principal amount of $100,000, which was convertible upon the Merger into 25,000 Common Shares. However, Mr. Giaimo transferred the Note prior to the Merger.

         The 3,229,879 Common Shares beneficially owned by Mr. Giaimo as of April 5, 1996, include, in addition to the 1,929,154 Common Shares owned beneficially and of record by Mr. Giaimo (the "Giaimo Shares"), as discussed in the preceding paragraph of this Item 3, the following: (i) 483,334 Common Shares which are owned of record by four persons who were principals of FTAC prior to the Merger, which are subject to a voting agreement ("FTAC Affiliate Voting and Lockup Agreement"); (ii) 132,799 Common Shares owned of record by GKN Securities Corp. and/or certain assignees thereof, which are subject to a voting agreement ("GKN Voting Agreement"); and (iii) 684,592 Common Shares owned of record by certain stockholders of SDDI, subject to voting and lockup agreements ("SDDI Voting and Lockup Agreement"). The FTAC Affiliate Voting and Lockup Agreement, the GKN Voting Agreement and the SDDI Voting and Lockup Agreement are designated as Exhibits 2, 3 and 4, respectively, to this Statement and are incorporated herein by this reference.

Item 4.           Purpose of Transaction.

         Mr. Giaimo acquired the Giaimo Shares for investment purposes. Mr. Giaimo was the founder, president and director of SDDI and the Merger involved, among other things, an extraordinary corporate transaction of the Issuer, a change in the Board of Directors (the "Board") and management of the Issuer, a material change in the Issuer's business and a change in the Issuer's articles of incorporation and bylaws. A complete description of the purposes and effects of the Merger are contained in the Issuer's Prospectus dated February 1, 1996 ("Prospectus"), contained in the Issuer's Registration Statement on Form S-4, File No. 33-98846. The Prospectus is designated as Exhibit 5 to this Statement and is incorporated herein by this reference.

         Mr. Giaimo and certain other SDDI affiliates are parties to a lockup agreement ("SDDI Affiliate Lockup Agreement") which prohibits the sale or transfer of the Giaimo Shares for a period of 270 days from the Closing Date. The SDDI Affiliate Lockup Agreement is designated as Exhibit 6 to this Statement and is incorporated herein by this reference.

         Pursuant to a stock option agreement between Mr. Giaimo and Clinton A. Clark ("Stock Option Agreement"), Mr. Giaimo has granted an option to Mr. Clark to acquire 20,003 Giaimo Shares exercisable at $3.60 per share at any time prior to April 4, 2005. A copy of the Stock Option Agreement is attached hereto as
Exhibit 7 and incorporated herein by this reference.

         Subject to the foregoing, Mr. Giaimo reserves the right to purchase additional securities of the Issuer or to sell some or all of the Giaimo Shares at any time in private or market transactions depending on market conditions, his evaluation of the Issuer's business, prospects and financial condition, the market for the Common Shares, other opportunities available to Mr. Giaimo, prospects for Mr. Giaimo's own businesses, general economic conditions, money and stock market conditions and other further developments.



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         Except  as  described  herein  and in Item 6, and  except  for plans or proposals of the Issuer in which Mr. Giaimo may participate in his capacity as an officer and director of the Issuer, Mr. Giaimo has no plans or proposals which relate to or would result in:

         (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

         (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Issuer or any of its subsidiaries;

         (c) A sale or transfer of a material amount of assets of the Issuer or of any of its subsidiaries;

         (d) Any change in the present Board or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) Any material change in the present capitalization or dividend policy of the Issuer;

         (f) Any other material change in the Issuer's business or corporate structure;

         (g) Changes in the Issuer's charter or bylaws or other actions which may impede the acquisition of control of the Issuer by any person;

         (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or

         (j)      Any action similar to any of those enumerated above.

Item 5.           Interest in Securities of the Issuer.

         (a) Mr. Giaimo beneficially owns 3,229,879 Common Shares, representing approximately 32.3% of the outstanding Common Shares as of April 5, 1996.

         (b) Mr. Giaimo has the sole power to vote and dispose of 1,929,154 Common Shares.

         (c) Other than as described in Item 3, no transactions in Common Shares by Mr. Giaimo were effected during the sixty days prior to the date of this Schedule.

         (d) With respect to Common Shares beneficially owned by Mr. Giaimo, other than the Giaimo Shares, the right to receive or the power to direct the receipt of dividends from, or the


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proceeds from the sale of, such Common Shares is retained by the record  holders of such Common Shares.

         (e)      Not applicable.

Item 6. Contracts, Agreements, Understandings and Relationships with Respect to Securities of the Issuer.

         The information contained in Item 3 of this Statement with respect to the Merger Agreement, the FTAC Affiliate Voting and Lockup Agreement, the GKN Voting Agreement and the SDDI Voting and Lockup Agreement, and in Item 4 of this Statement with respect to the SDDI Affiliate Lockup Agreement and Stock Option Agreement is incorporated herein by this reference.

         Under the terms of a Founder's Employment Agreement between Mr. Giaimo and the Issuer ("Employment Agreement"), upon a termination of Mr. Giaimo's employment under certain circumstances, the Issuer may be required to purchase all Common Shares owned by Mr. Giaimo as of the Closing Date at fair market value. The Employment Agreement, designated as Exhibit 8 to this Statement, is incorporated herein by this reference.

         Except as described herein or in Items 3 and 4, Mr. Giaimo does not have any contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of the Issuer, including but not limited to the transfer of any of the Common Shares owned by him, finder's fees, joint ventures, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.           Material to be Filed as Exhibits.

         Exhibit 1(a)      --       Agreement and Plan of Reorganization dated
                                    August 29, 1995. Incorporated by reference to the Issuer's Current Report of Form 8-K, filed September 5, 1995.

         Exhibit 1(b)      --       First Amendment to Agreement and Plan of
                                    Reorganization dated January 25, 1996.
                                    Incorporated by reference to the Issuer's
                                    Amendment No. 2 to the Registration
                                    Statement on Form S-4, File No. 33-98846, filed January 30, 1996.

         Exhibit 2         --       FTAC Affiliate Voting and Lockup Agreement.
                                    Incorporated by reference to the Issuer's
                                    Current Report on Form 8-K, filed September
                                    5, 1995.

         Exhibit 3         --       GKN Voting Agreement.

         Exhibit 4         --       SDDI Voting and Lockup Agreement.
                                    Incorporated herein by reference to the
                                    Issuer's Current Report on Form 8-K, filed
                                    September 5, 1995.

         Exhibit 5         --       Issuer's Prospectus dated February 1, 1996.
                                    Incorporated by reference to the Issuer's
                                    Current Report on Form 8-K, filed September
                                    5, 1995.


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         Exhibit 6         --       Stock Option Agreement.

         Exhibit 7         --       Founder's   Employment   Agreement.
                                    Incorporated  by  reference  to the Issuer's
                                    Current Report on Form 8-K, filed  September
                                    5, 1995.